Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Echelon Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑62045, 333‑44198, 333‑88880, 333‑110679, 333‑125395, 333‑149783, and 333‑168601) on Form S‑8 of Echelon Corporation of our report dated March 10, 2015, with respect to the consolidated balance sheets of Echelon Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10‑K of Echelon Corporation.

/s/ KPMG LLP

Santa Clara, California
March 11, 2015